Exhibit 10.43

ST. PAUL RADIOLOGY, P.A.

PROMISSORY NOTE

$14,000,000	June 30, 2010

FOR VALUE RECEIVED, St. Paul Radiology, P.A., a Minnesota corporation (the “Company”), promises to pay to NightHawk Radiology Holdings, Inc. (“Holder”), its successors or permitted assigns, in lawful money of the United States of America, a total of Fourteen Million Dollars ($14,000,000) on the dates and in the amounts set forth below.

1. Payments.

(a) Monthly Payments. Company shall pay Holder an aggregate of Twelve Million Dollars ($12,000,000) in forty-eight (48) consecutive monthly installments, each in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (each a “Monthly Payment”), on the fifteenth day of each month (or, if such date is not a Business Day, the immediately following Business Day) commencing on August 16, 2010 and continuing until July 15, 2014 (the “Maturity Date”), at which time the last Monthly Payment shall be due and payable in full.

(b) March 31, 2011 Payment. Company shall pay Holder Two Million Dollars ($2,000,000) on or prior to March 31, 2011, in one or more installments. For the avoidance of doubt, it is acknowledged that such payment(s) shall be in addition to, not in lieu of, the Monthly Payments, and on or prior to March 31, 2011, Company shall have paid Holder no less than Four Million Dollars ($4,000,000).

(c) Mandatory Prepayment. In the event of a Change of Control, the outstanding principal amount of this Note, plus all accrued and unpaid interest, shall be due and payable immediately and it shall be a condition to such Change of Control that all such Obligations hereunder be satisfied in full contemporaneously with the closing thereof.

(d) Voluntary Prepayment. The Company may prepay this Note in whole or in part at any time without penalty or premium.

(e) Wire Instructions. All payments made pursuant to the terms of this Note shall be made via wire transfer pursuant to written instructions provided by Holder to Company on or prior to the date hereof (or pursuant to written wire instructions that may subsequently be provided by Holder to Company from time to time following the date hereof, which wire instructions shall have been delivered no later than five (5) Business Days prior to the applicable payment date).

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any amount due under this Note and such failure shall continue uncured for five (5) calendar days; or

(b) Breaches of Covenants. The Company shall fail to observe or perform in any material respect any other covenant, obligation, condition or agreement contained in this Note or the Transition Period Professional Services Agreement and such failure shall continue for ten (10) Business Days after the Company’s receipt of written notice of such failure; or

(c) Other Payment Obligations. Defaults shall exist under any agreements of the Company or any of its Significant Subsidiaries with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in the acceleration of the maturity of such Indebtedness by any such Person, in each case, in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); or

(d) Judgments. A final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) (exclusive of amounts covered by insurance) shall be rendered against the Company or any of its Significant Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed or under appeal, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of any such Person, and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(e) Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any such Person, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement.

3. Rights of Holder Upon Default. Promptly upon the occurrence of an Event of Default, and in any event within three (3) Business Days, Company shall furnish to Holder written notice of the occurrence of any Event of Default hereunder (which notice shall contain a reasonable description of the occurrence giving rise to such Event of Default). Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(e) or 2(f)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Transition Period Professional Services Agreement to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(e) or 2(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transition Period Professional Services Agreement to the contrary notwithstanding. During any period in which an Event of Default has occurred and is continuing, the Company shall pay simple interest on the unpaid principal balance hereof at a rate per annum equal to ten percent (10%). If any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note. In addition to the foregoing remedy, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

4. Set-Off. If Company experiences what it reasonably determines and in good faith believes are indemnifiable losses as set forth in the Transition Period Professional Services Agreement or the Release arising from or in connection with one or more Third Party Claims (as defined in the Release) initiated by third parties against Company and, prior to the second anniversary of the initial date of issuance of this Note, delivers the applicable notice under the Transition Period Professional Services Agreement, Company may, upon written notice to Holder (a “Set-Off Notice”), set-off (i) indemnifiable losses actually paid by Company and (ii) the estimate of indemnifiable losses related to claims actually made against the Company prior to the date of such notice from any amounts it owes to Holder hereunder (which estimate shall be determined by the Company and Holder after good faith negotiations). If Holder notifies Company in writing within ten (10) days of receiving such Set-Off Notice that it, in good faith, contests some or all of the amount being set-off by Company, then Company shall either pay such contested amounts to Holder or place them in escrow with a bank located in Arizona pending resolution of the matter, pursuant to an escrow agreement reasonably acceptable to Holder and Company and to which Holder and Company are parties and which provides for automatic payment to the appropriate party to the extent of a judicial decision in its favor. The parties shall each pay one-half of the fees and expenses of the escrow agent. Notwithstanding the foregoing, in no event may any such claim for set-off exceed the applicable limitations set forth in the Transition Period Professional Services Agreement and the Release (such amount to be inclusive of attorneys’ fees and costs) in the aggregate.

5. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Business Day” means a day (a) other than Saturday or Sunday, and (b) on which commercial banks are open for business in the State of Minnesota.

“Change of Control” shall mean (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of their respective governing bodies, (b) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of such Person outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of such Person or such other surviving or resulting entity or (c) a sale, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company; provided, however, internal corporate reorganizations involving Persons that are under common control with the Company or its affiliates shall not be deemed to be a Change of Control hereunder, and provided, further, changes in the ownership of Company pursuant to new physicians joining Company or existing physicians leaving Company shall not be deemed to be a Change of Control hereunder to the extent such personnel changes are in the ordinary course of business and consistent with past practices.

“Company” has the meaning given in the introductory paragraph hereof.

“Event of Default” has the meaning given in Section 2 hereof.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

“Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Indebtedness” shall mean and include the aggregate amount of, without duplication (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP), (d) all obligations with respect to capital leases, (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments; and (g) all guaranty obligations with respect to the types of Indebtedness listed in clauses (a) through (f) above.

“Maturity Date” has the meaning given in Section 1(a) hereof.

“Monthly Payment” has the meaning given in Section 1(a) hereof.

“Note” shall mean this Promissory Note, dated as of the date hereof, executed by Company in favor of Holder.

“Obligations” shall mean and include all payments, liabilities and obligations owed by Company to Holder arising pursuant to the terms of the Note, including without limitation all interest, late fees, charges, costs of collection, including without limitation, reasonable attorneys’ and other professionals’ fees.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Release” shall mean that Mutual General Release and Waiver, dated as of June 30, 2010 by and among NightHawk Radiology Holdings, Inc. and NightHawk Radiology Services, LLC, on the one hand, and the Company and certain of its affiliates, on the other hand.

“Significant Subsidiary” shall mean a Subsidiary, including its Subsidiaries, which meets any of the following conditions: (a) a Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of the Person and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (b) a Person’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Person and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) a Person’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exclusive of amounts attributable to any noncontrolling interests exceeds 10% of such income of the Person and its Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” shall mean an affiliate controlled by a Person directly or indirectly through one or more intermediaries.

“Transition Period Professional Services Agreement” shall mean that certain Transition Period Professional Services Agreement by and between the Company and NightHawk Radiology Services, LLC of even date herewith.

6. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note.

(i) Subject to the restrictions on transfer described in this Section 6(a) the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, administrators and permitted transferees of the parties.

(ii) Transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iii) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holder. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given. No failure or delay on Holder’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or upon receipt or refusal of delivery if delivered by commercial delivery service or if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the Holder and Company at the addresses of such parties set forth below:

Holder:

NightHawk Radiology Holdings, Inc.

4900 N. Scottsdale Road, Sixth Floor

Scottsdale, Arizona 85251

Telephone: (480) 822-4000

Facsimile: (208) 763-3640

Attn: General Counsel

Company:

St. Paul Radiology, P.A.

166 4th Street East

St. Paul, Minnesota 55101-1421

Attention: President

with a copy which shall not constitute notice to:

Mr. Mark T. Johnson, Esq.

Winthrop & Weinstine, P.A.

Suite 3500, 225 South 6th Street

Minneapolis, Minnesota 55402

(or at such other address for a party as shall be specified by like notice). Company hereby agrees to deliver to Holder notice of any event or condition which could reasonably have a material adverse effect on the ability of Company to perform the obligations hereunder.

(d) Payment. Payment shall be made in lawful tender of the United States.

(e) Expenses; Waivers. If action is duly instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law provisions of the State of Minnesota, or of any other state.

(g) Waiver of Jury Trial; Judicial Reference. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Hennepin County, Minnesota, in connection with any matter based upon or arising out of this Note, and agrees that process may be served upon them in any manner authorized by the laws of the State of Minnesota for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Severability. If any provision of this Note or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Note will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i) Headings. The headings of this Note are for the purpose of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

COMPANY:

ST. PAUL RADIOLOGY, P.A.
a Minnesota corporation

By:	/s/ Michael T. Madison
Name:	Michael T. Madison
Title:	Chief Executive Officer